                          Independent Auditors' Report

The Board of Directors and Shareholders
Lithia Motors, Inc. and Subsidiaries:

We have audited the accompanying  consolidated  balance sheets of Lithia Motors,
Inc.  and  Subsidiaries  as of  December  31,  2000 and  1999,  and the  related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the  three-year  period ended  December 31, 2000.
These consolidated  financial statements are the responsibility of the Company's management.  Our  responsibility is to express an opinion on these  consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the  United  States of  America.  Those  standards  require  that we plan and perform the audit to obtain  reasonable  assurance  about  whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis,  evidence  supporting  the amounts and  disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant  estimates  made by  management,  as well as evaluating  the overall
financial  statement  presentation.   We  believe  that  our  audits  provide  a
reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects,  the consolidated financial position of Lithia
Motors,  Inc.  and  Subsidiaries  as of  December  31,  2000 and  1999,  and the
consolidated  results of their  operations  and their cash flows for each of the years in the  three-year  period ended  December 31, 2000,  in  conformity  with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Portland, Oregon
February 9, 2001

                                      F-1

                      LITHIA MOTORS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2000 AND 1999
                                 (in thousands)

                                                        December 31,
                                                   --------------------
                                                     2000       1999
                                                   ---------  ---------
Assets
Current Assets:
    Cash and cash equivalents                    $   38,789 $   30,364
    Trade receivables, net of allowance for
      doubtful accounts of $346 and $851             32,273     25,683
    Notes receivable, current portion, net of
      allowance for doubtful accounts of
      $988 and $677                                   1,933      2,777
    Inventories, net                                314,290    268,281
    Vehicles leased to others, current portion        4,961      3,000
    Prepaid expenses and other                        4,276      3,815
    Deferred income taxes                                 -        724
                                                   ---------  ---------
        Total Current Assets                        396,522    334,644

Land and buildings, net of accumulated
  depreciation of $1,261 and $646                    60,788     31,301
Equipment and other, net of accumulated
  depreciation of $7,173 and $5,037                  29,452     21,067
Notes Receivable, less current portion                1,485      4,095
Vehicles Leased to Others, less current portion       2,962      2,808
Goodwill, net of accumulated amortization of
  $6,219 and $3,073                                 133,871    110,677
Other Non-Current Assets, net of accumulated
  amortization of $182 and $143                       2,923      1,841
                                                   ---------  ---------
        Total Assets                             $  628,003 $  506,433
                                                   =========  =========

Liabilities and Shareholders' Equity
Current Liabilities:
    Flooring notes payable                       $  255,137 $  208,403
    Current maturities of long-term debt              5,257      7,039
    Current portion of capital leases                    85         93
    Trade payables                                   13,651     11,873
    Payable to related party                              -      9,000
    Accrued liabilities                              22,086     23,237
    Deferred income taxes                             1,389          -
                                                   ---------  ---------
        Total Current Liabilities                   297,605    259,645

Used Vehicle Flooring Facility                       59,000     35,500
Real Estate Debt, less current maturities            28,898     18,963
Other Long-Term Debt, less current maturities        43,566     19,252
Long-Term Capital Lease Obligation, less current
  maturities                                            122        196
Deferred Revenue                                      1,993      2,262
Other Long-Term Liabilities                           6,900      5,456
Deferred Income Taxes                                 8,144      9,521
                                                   ---------  ---------
        Total Liabilities                           446,228    350,795
                                                   ---------  ---------

Shareholders' Equity:
    Preferred stock - no par value;
      authorized 15,000
      shares; 15 shares designated
      Series M Preferred;
      issued and outstanding 14.9 and 10.4            8,915      6,216
    Class A common stock - no par value;
      authorized 100,000 shares; issued and
      outstanding 8,412 and 7,824                   108,565    102,333
    Class B common stock
      authorized 25,000 shares; issued and
      outstanding 4,087                                 508        508
    Additional paid-in capital                          306      7,428
   Unrealized gain on investments                        15          -
    Retained earnings                                63,466     39,153
                                                   ---------  ---------
       Total Shareholders' Equity                   181,775    155,638
                                                   ---------  ---------
       Total Liabilities and Shareholders' Equity  $628,003  $ 506,433
                                                   =========  =========

See accompanying notes to consolidated financial statements.

                                      F-2

                      LITHIA MOTORS, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                                                  Year Ended December 31,
                                               ----------------------------------------------
                                                   2000            1999             1998
                                               -------------   -------------    -------------

Revenues:
   New vehicle sales                         $      898,016  $      673,339   $      388,431
   Used vehicle sales                               480,846         375,562          220,544
   Service, body and parts                          164,002         120,722           72,216
   Other revenues                                   115,747          73,036           33,549
                                               -------------   -------------    -------------
        Total revenues                            1,658,611       1,242,659          714,740
Cost of sales                                     1,391,042       1,043,373          599,379
                                               -------------   -------------    -------------
Gross profit                                        267,569         199,286          115,361
Selling, general and administrative                 195,500         146,381           85,188
Depreciation - buildings                                994             366              410
Depreciation - equipment and other                    3,425           3,274            2,132
Amortization                                          3,186           1,933              927
                                               -------------   -------------    -------------
        Income from operations                       64,464          47,332           26,704
Other income (expense):
   Floorplan interest expense                       (17,728)        (11,105)          (7,108)
   Other interest expense                            (7,917)         (4,250)          (2,735)
   Other income, net                                    716              74              921
                                               -------------   -------------    -------------
                                                    (24,929)        (15,281)          (8,922)
                                               -------------   -------------    -------------
Income before income taxes                           39,535          32,051           17,782
Income tax expense                                  (15,222)        (12,877)          (6,993)
                                               -------------   -------------    -------------
Net income                                   $       24,313  $       19,174   $       10,789
                                               =============   =============    =============

Basic net income per share                   $         1.95  $         1.72   $         1.18
                                               =============   =============    =============

Shares used in basic net income per share            12,447          11,137            9,147
                                               =============   =============    =============

Diluted net income per share                 $         1.76  $         1.60   $         1.14
                                               =============   =============    =============

Shares used in diluted net income per share          13,804          11,998            9,470
                                               =============   =============    =============

See accompanying notes to consolidated financial statements.

                                      F-3

                      LITHIA MOTORS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY -
                        DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                                                                                         Accumulated
                                                                                                         Other
                                          Series M                   Common Stock           Additional   Compre-             Total
                                        Preferred Stock       Class A          Class B       Paid In     hensive  Retained  Share-
                                        Shares   Amount  Shares  Amount     Shares  Amount  Capital      Income   Earnings  holders
                                        ------   ------  ------  ------     ------  ------  ------       ------    ------    ------
Balance at December 31, 1997                 -   $  -    2,926  $28,117      4,110  $  511   $  59     $     -     $ 9,190  $37,877

Net income                                   -      -      -         -        -       -          -           -      10,789   10,789
Issuance of Class A Common Stock,
  net of offering expenses of $594           -      -    3,151   42,498       -       -          -           -           -   42,498
Compensation for stock option issuances      -      -      -         -        -       -         78           -           -       78
Tax benefit of disqualifying dispositions    -      -      -         -        -       -         13           -                   13
Issuance of Class A Common Stock in
  connection with acquisition                -      -       13      125       -       -          -           -           -      125
Issuance of stock in connection with
  employee stock plans                       -      -       15      131       -       -          -           -           -      131
                                        ------  ------  ------   ------     ------   ------  ------     ------      ------   ------
Balance at December 31, 1998                 -      -    6,105   70,871      4,110      511     150          -      19,979   91,511

Net income                                   -      -      -         -        -        -         -           -      19,174   19,174
Issuance of Class A Common Stock in
  connection with acquisitions               -      -    1,611    30,638      -        -      4,500          -           -   35,138
Issuance of stock in connection with
  employee stock plans                       -      -       85       821                                                        821
Compensation for stock option issuances      -      -      -         -        -        -         78          -           -       78
Conversion of Class B Common Stock
  into Class A Common Stock                  -      -       23         3      (23)      (3)                                      -
Issuance of Series M Preferred Stock in
  connection with acquisition             10.4   6,216      -         -       -        -      2,700          -           -    8,916
                                        ------  ------   ------    ------   ------   ------   ------                ------   ------
Balance at December 31, 1999              10.4   6,216    7,824   102,333    4,087      508   7,428          -      39,153  155,638
Comprehensive income:
  Net income                                 -       -      -         -       -        -         -           -      24,313   24,313
  Unrealized gain on investments             -       -      -         -       -        -         -          15          -        15
                                                                                                                             ------
                                                                                                                             24,328
Issuance of  stock in connection with
  acquisitions                             4.5   2,699       304    4,500     -        -     (7,200)         -          -       (1)
Issuance of stock in connection with
  employee stock plans                       -       -       324    2,213     -        -         -           -          -     2,213
Repurchase of Class A Common Stock           -       -       (40)    (481)    -        -         -           -          -      (481)
Compensation for stock option issuances      -       -         -        -     -        -         78          -          -        78
                                        ------  ------    ------    ------  ------   ------  ------       ------   ------   ------
Balance at December 31, 2000              14.9   8,915     8,412  $108,565  4,087   $  508   $ 306       $   15   $63,466  $181,775
                                        ======  ======    ======    ======  ======   ======  ======       ======   ======    ======

See accompanying notes to consolidated financial statements.

                                      F-4

                      LITHIA MOTORS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                                                  Year Ended December 31,
                                                        ------------------------------------------
                                                           2000           1999           1998
                                                        -----------    -----------    ------------
Cash  flows from operating activities:
   Net income                                           $   24,313     $   19,174     $    10,789
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                       7,605          5,573           3,469
         Compensation related to stock option issuances         78             78              78
         (Gain) loss on sale of assets                          55             (4)             30
         Loss on sale of vehicles leased to others              13            253              33
         Deferred income taxes                                 196         (1,673)            565
         Equity in income of affiliate                         (30)           (61)             (7)
         (Increase) decrease, net of effect of
                acquisitions:
            Trade and installment contract
                receivables, net                            (3,701)         2,940          (6,714)
            Inventories                                      1,814        (20,094)        (17,614)
            Prepaid expenses and other                        (391)           845          (1,614)
            Other noncurrent assets                         (1,426)          (378)            204
         Increase (decrease), net of effect of
                acquisitions:
            Floorplan notes payable                          7,083         16,012          21,425
            Trade payables                                     814        (13,570)         (2,759)
            Accrued liabilities                             (1,368)         4,492           2,500
            Other liabilities                                1,232          8,794          (1,039)
                                                        -----------    -----------    ------------
               Net cash provided by
                        operating activities                36,287         22,381           9,346

Cash flows from investing activities:
   Notes receivable issued                                    (734)          (806)           (639)
   Principal payments received on notes receivable           4,197          6,977           3,456
   Capital expenditures:
      Maintenance                                           (3,599)        (1,812)           (797)
      Financeable real estate and other                    (22,384)       (12,774)         (3,137)
   Proceeds from sale of assets                              1,140          1,779             223
   Proceeds from sale of vehicles leased to others           6,597          7,805           8,481
   Expenditures for vehicles leased to others               (9,701)        (8,102)         (9,322)
   Cash paid for acquisitions, net of cash acquired        (56,660)       (35,020)        (36,531)
   Cash from sale of franchises                              1,287              -               -
   Distribution from affiliate                                 380          1,268               -
                                                        -----------    -----------    ------------
               Net cash used in investing activities       (79,477)       (40,685)        (38,266)

Cash flows from financing activities:
   Net borrowings (repayments) on lines of credit           54,120         31,380         (15,500)
   Payments on capital lease obligations                      (107)        (1,018)              -
   Principal payments on long-term debt                    (13,560)       (13,175)        (39,083)
   Proceeds from issuance of long-term debt                  9,430          9,781          43,287
   Repurchase of common stock                                 (481)             -               -
   Proceeds from issuance of common stock                    2,213            821          42,641
                                                        -----------    -----------    ------------
               Net cash provided by
                        financing activities                51,615         27,789          31,345

                                                        -----------    -----------    ------------
Increase in cash and cash equivalents                        8,425          9,485           2,425

Cash and cash equivalents:
   Beginning of period                                      30,364         20,879          18,454
                                                        -----------    -----------    ------------
   End of period                                      $     38,789   $     30,364   $      20,879
                                                        ===========    ===========    ============

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest           $     25,580   $     15,330   $       9,728
   Cash paid during the period for income taxes             15,266         11,469           6,482

Supplemental schedule of noncash investing and
  financing activities:
   Stock issued in connection with acquisitions       $          -   $     44,053   $         125
   Debt assumed/issued in connection with
        acquisitions                                          5,978         5,657          16,610
   Termination of capital lease                                  -          2,431               -

See accompanying notes to consolidated financial statements.

                                      F-5

                      LITHIA MOTORS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 and 1998

        (Dollar and share amounts in thousands, except per share amounts)

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Business
         -------------------------

         Lithia is a leading  operator of automotive  franchises and retailer of new and used vehicles and services  through a well  developed  franchise  system with its automotive  manufacturer  partners. As of December 31, 2000, we offered
26 brands of new vehicles, through 111 franchises in 52 locations in the western
United  States and over the  Internet.  At  December  31,  2000,  we operated 14 dealerships in California,  14 in Oregon, 7 in Washington,  6 in Colorado,  5 in
Nevada,  4 in Idaho and 2 in South  Dakota.  Lithia  sells new and used cars and light trucks, sells replacement parts,  provides vehicle maintenance,  warranty, paint and repair services,  and arranges related financing and insurance for its automotive customers.

         Principles of Consolidation
         ---------------------------

         The   accompanying   financial   statements   reflect  the  results  of
operations,  the financial position,  and the cash flows for Lithia Motors, Inc.
and its directly  and  indirectly  wholly-owned  subsidiaries.  All  significant intercompany accounts and transactions,  consisting  principally of intercompany sales, have been eliminated upon consolidation.

         Cash and Cash Equivalents
         -------------------------

         For purposes of reporting cash flows, the Company  considers  contracts in transit  and all highly  liquid  debt  instruments  with a maturity  of three months or less when purchased to be cash equivalents.

         Inventories
         -----------

         The Company accounts for inventories using the specific  identification method  for  vehicles  and  the  first-in  first-out  (FIFO)  method  for  parts
(collectively, the FIFO method).

         Property, Plant and Equipment
         -----------------------------

         Property,  plant  and  equipment  are  stated  at cost  and  are  being depreciated over their estimated useful lives,  principally on the straight-line basis. The range of estimated useful lives is as follows:

        Building and improvements                                  40 years
        Service equipment                                     5 to 10 years
        Furniture, signs and fixtures                         5 to 10 years

         The cost for  maintenance,  repairs  and minor  renewals is expensed as incurred,  while significant  renewals and betterments are capitalized.  When an asset is retired or  otherwise  disposed  of, the related  cost and  accumulated depreciation are removed from the accounts,  and any gain or loss is credited or charged to income.

                                      F-6

         Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability.  Amortization of capitalized leased assets is computed on a straight-line  basis over the shorter of the  useful  life or the term of the lease and is  included  in  depreciation expense.

         Investment in Affiliate
         -----------------------

         The Company has a 20% interest in Lithia Properties,  LLC, of which the other members are Sidney DeBoer (35%), M. L. Dick Heimann (30%) and three of Mr.
DeBoer's  children (5% each).  The  investment is accounted for using the equity method,  with a carrying  value of $131 and $481 at December  31, 2000 and 1999, respectively.

         Environmental Liabilities and Expenditures
         ------------------------------------------

         Accruals for environmental  matters,  if any, are recorded in operating expenses  when it is probable  that a liability has been incurred and the amount of the liability can be reasonably estimated.  Accrued liabilities are exclusive of claims against third parties and are not discounted.

         In general,  costs related to environmental  remediation are charged to expense.  Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.

         Income Taxes
         ------------

         Income taxes are accounted for under the asset and liability  method as prescribed by Statement of Financial  Accounting  Standards No. 109  "Accounting
for Income Taxes."  Deferred tax assets and  liabilities  are recognized for the future tax  consequences  attributable  to  differences  between  the  financial statement  carrying  amounts  of  existing  assets  and  liabilities  and  their respective tax bases and operating loss and tax credit  carryforwards.  Deferred tax assets and  liabilities  are measured  using  enacted tax rates  expected to apply to taxable income in the years in which those  temporary  differences  are expected  to be  recovered  or settled.  The effect on  deferred  tax assets and liabilities  of a change in tax rates is recognized in income in the period that includes the enactment date.

         Computation of Per Share Amounts
         --------------------------------

         Basic  earnings per share (EPS) and diluted EPS are computed  using the methods  prescribed  by  Statement of Financial  Accounting  Standards  No. 128,
Earnings per Share (SFAS 128).  Following is a  reconciliation  of basic EPS and diluted EPS:

Year Ended December 31,      2000                       1999                      1998
-------------------------    -------------------------  ------------------------- -------------------------
                                               Per                       Per                       Per
                                               Share                     Share                     Share
BASIC EPS                    Income   Shares   Amount   Income   Shares  Amount   Income   Shares  Amount
                             -------  -------  -------  -------  ------  -------  -------  ------  --------
Income available to
 Common Shareholders         $24,313  12,447   $1.95    $19,174  11,137  $1.72    $10,789  9,147   $1.18
                                              ======                    ======                     =====
EFFECT OF DILUTIVE
SECURITIES
  Stock Options                  -      152                 -       364                -     323
  Contingent issuances           -        -                 -       128                -      -
  Series   M    Preferred        -    1,205                 -       369                -      -
 Stock
                             ------- -------            -------  ------            ------- ------
DILUTED EPS
Income available to
 Common Shareholders         $24,313 13,804   $1.76     $19,174  11,998  $1.60      $10,789  9,470 $1.14
                                             ======                     ======                     =====

         683,34 and 108 shares issuable  pursuant to stock options have not been included in the above calculations for 2000, 1999 and 1998, respectively,  since they would have been antidilutive, or "not in the money."

                                      F-7

         Advertising
         -----------

         The  Company  expenses  production  and other costs of  advertising  as incurred.  Advertising  expense  was  $15,332,  $11,189 and $5,749 for the years ended December 31, 2000, 1999 and 1998, respectively.

         Goodwill
         --------

         Goodwill, which represents the excess purchase price over fair value of net assets acquired,  is amortized on the straight-line  basis over the expected period to be benefited of forty years. The Company  assesses the  recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining  life can be recovered  through  undiscounted  future
operating  cash  flows  of  the  acquired  operation.   The  assessment  of  the
recoverability  of goodwill will be impacted if estimated  future operating cash flows are not achieved.

         Concentrations of Credit Risk
         -----------------------------

         Concentrations  of credit risk with  respect to trade  receivables  are limited due to the large number of customers  comprising the Company's  customer base.  Receivables from all manufacturers  accounted for 36.4% of total accounts receivable at December 31, 2000. Included in the 36.4% are two manufacturers who accounted for 12.5% and 10.3%,  respectively,  of the total accounts  receivable balance at December 31, 2000.

         Financial  instruments,   which  potentially  subject  the  Company  to
concentrations of credit risk, consist principally of cash deposits. The Company generally  is  exposed to credit  risk from  balances  on  deposit in  financial institutions in excess of the FDIC-insured limit.

         Financial Instruments and Market Risks
         --------------------------------------

         The  carrying  amount of cash  equivalents,  trade  receivables,  trade payables,  accrued liabilities and short term borrowings approximates fair value because  of the  short-term  nature  of these  instruments.  The fair  values of long-term  debt and  notes  receivable  for  leased  vehicles  accounted  for as sales-type  leases were  estimated  by  discounting  the future cash flows using market interest rates and do not differ significantly from that reflected in the financial statements.

         Fair value  estimates  are made at a specific  point in time,  based on relevant market information about the financial instrument.  These estimates are subjective  in nature and  involve  uncertainties  and  matters  of  significant
judgment  and  therefore  cannot  be  determined  with  precision.   Changes  in
assumptions could significantly affect the estimates.

         Lithia has variable rate floor plan notes payable and other credit line borrowings that subject it to market risk exposure.  At December 31, 2000 Lithia had $349,637  outstanding  under such  facilities at interest rates ranging from
7.90% to 9.15% per annum.  An increase or decrease in the  interest  rates would affect interest expense for the period accordingly.

         Lithia also subjects  itself to credit risk and market risk by entering into  interest  rate  swaps.  See Note 5. The  Company  minimizes  the credit or repayment risk in derivative instruments by entering into transactions with high quality institutions, whose credit rating is higher than Aa.

         Derivative Financial Instruments
         --------------------------------

         Lithia enters into interest rate swap agreements to reduce its exposure to market risks from changing  interest rates.  The difference  between interest paid and interest received, which may change as market interest rates change, is accrued and  recognized  as interest  expense or interest  income.  If a swap is terminated  prior  to its  maturity,  the  gain or loss is  recognized  over the remaining original life of the swap if the item hedged remains  outstanding,  or immediately if the item hedged does not remain  outstanding.  If the swap is not terminated  prior to  maturity,  but the  underlying  hedged  item is no  longer outstanding, the interest rate swap is marked to market, and any unrealized gain or loss is recognized immediately.

                                      F-8

         In June  2000,  the  FASB  issued  Statement  of  Financial  Accounting
Standards No. 138,  "Accounting for Certain  Derivative  Instruments and Certain
Hedging Activities-an amendment of FASB Statement No. 133" ("SFAS 138"). In June
1999,  the FASB issued  Statement of  Financial  Accounting  Standards  No. 137,
"Accounting  for Derivative  Instruments and Hedging  Activities"  ("SFAS 137").
SFAS 137 is an amendment to Statement of Financial Accounting Standards No. 133,
"Accounting for Derivative Instruments and Hedging Activities". SFAS 137 and 138
establish  accounting and reporting  standards  requiring that every  derivative
instrument   (including  certain  derivative   instruments   embedded  in  other
contracts)  be  recorded on the  balance  sheet as either an asset or  liability measured  at its  fair  value.  SFAS 137 and 138  require  that  changes  in the derivative's  fair value be  recognized  currently in earnings  unless  specific hedge  accounting  criteria are met.  Special  accounting for qualifying  hedges allows a derivative's  gains and losses to offset related  results on the hedged item  in the  income  statement,  and  requires  that a  company  must  formally document,  designate and assess the  effectiveness of transactions  that receive hedge  accounting.  SFAS 137 and 138 are  effective  for fiscal years  beginning after June 15, 2000.  The adoption of SFAS 137 and 138 in January 2001  resulted in the  recognition  of a  liability  of $1,542  and a  corresponding  charge to accumulated  other  comprehensive  income  for the fair  value of rate  swapping agreements.

         Use of Estimates
         ----------------

         The  preparation of financial  statements in conformity  with generally accepted  accounting  principles  requires  management  to  make  estimates  and assumptions  that affect the  amounts  reported  in the  consolidated  financial statements and related notes to financial statements.  Changes in such estimates may affect amounts reported in future periods.

         Revenue Recognition
         -------------------

         Revenue from the sale of vehicles is recognized upon delivery, when the sales  contract is signed,  down payment has been  received and funding has been approved  from the lending  agent.  Fleet sales of vehicles  whereby the Company does not take title are shown on a net basis in other revenue.

         Finance fees  represent  revenue earned by the Company for notes placed with financial institutions in connection with customer vehicle financing net of estimated chargebacks.  Finance fees are recognized in income upon acceptance of the credit by the financial institution. Insurance income represents commissions earned on credit life, accident and disability insurance sold in connection with the vehicle on behalf of third party insurance companies. Commissions from third party service  contracts are recognized  upon sale.  Insurance  commissions  are recognized  in  income  upon  customer  acceptance  of the  insurance  terms  as evidenced by contract execution.  Finance fees and insurance commissions, net of charge-backs,  are  classified as other  operating  revenue in the  accompanying consolidated statements of operations.

         Major Supplier and Dealer Agreements
         ------------------------------------

         The  Company  purchases  substantially  all of  its  new  vehicles  and inventory from various  manufacturers  at the  prevailing  prices charged by the auto maker to all  franchised  dealers.  The  Company's  overall  sales could be impacted by the auto maker's inability or unwillingness to supply the dealership with an adequate supply of popular models.

         The  Company  enters  into  agreements  (Dealer  Agreements)  with  the manufacturers.  The  Dealer  Agreements  generally  limit  the  location  of the dealership and provide the auto maker approval rights over changes in dealership management  and  ownership.  The auto makers are also  entitled to terminate the
Dealer Agreements if the dealership is in material breach of the terms.

                                      F-9

         The  Company's  ability  to  expand  operations  depends,  in part,  on obtaining  consents  of the  manufacturers  for the  acquisition  of  additional dealerships.

         Stock-Based Compensation Plans
         ------------------------------

         The  Company  accounts  for its  stock-based  compensation  plan  under
Accounting  Principles  Board  Opinion No. 25,  "Accounting  for Stock Issued to
Employees" (APB 25). The Company  adopted the disclosure  option of Statement of
Financial   Accounting   Standards   No.  123,   "Accounting   for   Stock-Based
Compensation" (SFAS 123). SFAS 123 requires that companies,  which do not choose to account for stock-based  compensation as prescribed by this statement,  shall disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been  adopted.  Additionally,  certain other  disclosures  are required with respect to stock  compensation  and the  assumptions  used to determine  the pro forma effects of SFAS 123.

         Segment Reporting
         -----------------

         The Company adopted Statement of Financial Accounting Standards No. 131
(SFAS 131), Disclosures about Segments of an Enterprise and Related Information, for the year ended December 31, 1998.  Based upon  definitions  contained within
SFAS 131,  the Company has  determined  that it  operates in one  segment,  auto retailing.

         Reclassifications
         -----------------

         Certain  items  previously  reported  in specific  financial  statement captions have been reclassified to conform with the current presentation.

(2)      INVENTORIES AND RELATED NOTES PAYABLE

         The new and  used  vehicle  inventory,  collateralizing  related  notes payable, and other inventory were as follows:

                                                          December 31,
                                      -----------------------------------------------------
                                               2000                          1999
                                      -----------------------       -----------------------
                                      Inventory      Notes          Inventory      Notes
                                        Cost        Payable           Cost        Payable
                                      ---------    ----------       ----------    ---------
New and program vehicles           $   239,185  $    255,137     $    198,812  $   208,403
Used vehicles                           58,136        59,000           56,292       35,500
Parts and accessories                   16,969             -           13,177            -
                                      ---------    ----------       ----------    ---------
  Total inventories                $   314,290  $    314,137     $    268,281  $   243,903
                                      =========    ==========       ==========    =========

         The inventory balance is generally  reduced by manufacturer's  purchase discounts.  Such  reductions  are  not  reflected  in  the  related  floor  plan liability.

         All new vehicles are pledged to collateralize  floor plan notes payable to financial institutions.  The floor plan notes payable bear interest,  payable monthly on the  outstanding  balance,  at a rate of interest  determined  by the lender, subject to incentives. The new vehicle floor plan notes are due when the related vehicle is sold. As such,  these floor plan notes payable are shown as a current liability in the accompanying consolidated balance sheets.

         Used vehicles are pledged to  collateralize  a $150,000 line of credit.
The line of credit is due in 2003.

                                      F-10

(3)      PROPERTY, PLANT AND EQUIPMENT

        December 31,                                 2000               1999
        --------------------------------------   --------------    -------------
        Buildings and improvements                  28,365        $     15,427
        Service equipment                            8,522               6,953
        Furniture, signs and fixtures               24,857              19,151
                                                 --------------    -------------
                                                    61,744              41,531
        Less accumulated depreciation               (8,434)             (5,683)
                                                 --------------    -------------
                                                    53,310              35,848
        Land                                        28,659              12,872
        Construction in progress, buildings          5,025               3,648
        Construction in progress, other              3,246                   -
                                                 --------------    -------------
                                                    90,240        $     52,368
                                                 ==============    =============

(4)      VEHICLES LEASED TO OTHERS AND RELATED LEASE RECEIVABLES

        December 31,                                 2000               1999
        ------------------------------------     --------------   --------------
        Vehicles leased to others             $      8,684        $      6,696
        Less accumulated depreciation                 (761)               (888)
                                                 --------------   --------------
                                                     7,923               5,808
        Less current portion                        (4,961)             (3,000)
                                                 --------------   --------------
                                              $      2,962        $      2,808
                                                 ==============   ==============

         Vehicles leased to others are stated at cost and depreciated over their estimated  useful lives (5 years) on a straight-line  basis.  Lease  receivables result from  customer,  employee and fleet leases of vehicles  under  agreements that qualify as operating  leases.  Leases are  cancelable  at the option of the lessee after providing 30 days written notice.

(5)      DERIVATIVE FINANCIAL INSTRUMENTS

         In order to reduce the  variability  of interest  payments,  Lithia has fixed a portion of its  interest  expense by  utilizing  interest  rate swaps as follows:

         o        Effective  September 1, 2000, Lithia entered into a five year,
                  $25,000  interest rate swap with U.S.  Bank Dealer  Commercial
                  Services at a fixed rate of 6.88% per annum.

         o        Effective  November 1, 2000 Lithia  entered into a three year,
                  $25,000  interest  rate  swap  U.S.  Bank  Dealer   Commercial
                  Services at a fixed rate of 6.47% per annum.

         Lithia earns interest on both of the $25 million interest rate swaps at the one month LIBOR rate  adjusted on the first and sixteenth of every month and is obligated to pay interest at the fixed rate set for each swap (6.88% or 6.47%
per annum) on the same amount.  The difference  between  interest earned and the interest  obligation  accrued is  received or paid each month and is recorded in the  statement of  operations as interest  income or interest  expense.  The one month LIBOR rate at December 31, 2000 was 6.56% per annum.

         The fair  value of  interest  rate swap  agreements  and the  amount of hedging losses  deferred on interest rate swaps was $1,542 at December 31, 2000.
Lithia did not have any hedging  contracts at December 31, 1999.  As of December
31, 2000,  approximately  76% of Lithia's total debt  outstanding was subject to un-hedged variable rates of interest. As a result, recent interest rate declines have  resulted in a net  reduction  of Lithia's  interest  expense.  The Company intends to continue to  gradually  hedge its  interest  rate  exposure if market rates continue to decline.

                                      F-11

(6)      NOTES RECEIVABLE UNDER SALES-TYPE LEASES

         At one of its locations, the Company leases vehicles to customers under sales-type  leases.  The following lists the components of the net investment in sales-type  leases,  classified as notes receivable in the consolidated  balance sheets.

December 31,                                                   2000               1999
----------------------------------------------------      ---------------     -------------
Total minimum lease payments to be received            $       3,681       $     7,376
Allowance for uncollectible notes and repossession
  losses                                                        (599)             (209)
                                                          ---------------     -------------
                                                               3,082             7,167
Unearned interest income                                        (405)           (1,039)
                                                          ---------------     -------------
                                                       $       2,677       $     6,128
                                                          ===============     =============

         Future  minimum lease  payments to be received on the notes  receivable after December 31, 2000 are as follows:

Year ending December 31,
---------------------------------------
2001                                     $    1,485
2002                                            906
2003                                            222
2004                                             64
                                           ------------
Total                                    $    2,677
                                           ============

(7)      LINES OF CREDIT AND LONG-TERM DEBT

         In December 2000,  Lithia's  existing  credit facility with Ford Credit was  increased  by $130,000 to a total of $580,000 and the  expiration  date was extended to November  2003 with  interest  due monthly.  The  facility  includes
$250,000  for new and  program  vehicle  flooring,  $150,000  for  used  vehicle flooring, $130,000 for franchise acquisitions and $50,000 in mortgage financing.
Lithia also has the option to convert the acquisition line into a five-year term loan.

         The lines with Ford Credit are  cross-collateralized and are secured by inventory,  accounts receivable,  intangible assets and equipment. The other new vehicle lines are secured by new vehicle inventory of the relevant stores.

         The Ford Credit lines of credit contain financial  covenants  requiring
Lithia to maintain compliance with, among other things,  specified ratios of (i)
total debt to tangible base capital;  (ii) total  adjusted debt to tangible base capital;  (iii) current ratio; (iv) fixed charge coverage; and (v) net cash. The
Ford  Credit  lines of credit  agreements  also  preclude  the  payment  of cash dividends  without the prior  consent of Ford Credit.  Lithia was in  compliance with all such covenants at December 31, 2000.

         Toyota Motor Credit  Corporation,  Chrysler  Financial  Corporation and
General Motors  Acceptance  Corporation have agreed to floor all of Lithia's new vehicles for their respective brands with Ford serving as the primary lender for all  other  brands.  There are no formal  limits  to these  commitments  for new vehicle wholesale financing.

         In addition,  U.S. Bank N.A. has extended a $27,500  revolving  line of credit for leased vehicles and equipment purchases.

                                      F-12

         The above  facilities have variable  interest rates,  which ranged from
7.90% to  9.15% at  December  31,  2000.  Amounts  outstanding  on the  lines at
December 31, 2000 were as follows (in thousands):

        New and Program Vehicle Lines                       $255,137
        Used Vehicle Line                                     59,000
        Acquisition Line                                       8,000
        Equipment & Leased Vehicle Line                   27,500
                                                         --------------
                                                            $349,637
                                                         ==============

         Long-term debt consists of the following:

        December 31,                                             2000              1999
        -----------------------------------------------      --------------     -----------
         Equipment & lease vehicle line of credit         $  27,500      $     4,880
         Acquisition line of credit                               8,000                0
         Used vehicle flooring line of credit                    59,000           35,500
         Mortgages  payable in monthly  installments of
           $287,  including  interest between 7.00% and
           9.50%,   maturing   fully   December   2019;
           secured by land and buildings                         30,571           19,893
         Notes payable in monthly  installments of $144
           plus  interest  calculated  daily  at  LIBOR
           plus 2.20%,  refinanced  during 2000 as part
           of the  equipment  and lease vehicle line of
           credit                                                     0            6,605
         Notes payable in monthly  installments  of $80
           plus  interest   between  6.96%  and  9.50%,
           maturing  at  various  dates  through  2004;
           secured by vehicles leased to others                   1,819            4,514
         Notes payable  related to  acquisitions,  with
           interest  rates  between  5.50%  and  9.50%,
           maturing  at  various  dates  between  April
           2001 and December 2010                                 9,831            9,342
         Note  payable in monthly  installments  of $3,
           including   interest  at  10.25%,   maturing
           fully August 2000                                          0               20
                                                             --------------     -----------
                                                                136,721           80,754
         Less current maturities                                 (5,257)          (7,039)
                                                             --------------     -----------
                                                          $     131,464      $    73,715
                                                             ==============     ===========

         The  schedule  of future  principal  payments on  long-term  debt after
December 31, 2000 is as follows:

Year ending December 31,
---------------------------------------
2001                                     $       5,257
2002                                            36,059
2003                                            71,837
2004                                             1,531
2005                                             6,588
Thereafter                                      15,449
                                           ------------
Total principal payments                 $     136,721
                                           ============

                                      F-13

(8)      SHAREHOLDERS' EQUITY

         The shares of Class A Common Stock are not  convertible  into any other series or class of the  Company's  securities.  However,  each  share of Class B
Common Stock is freely convertible into one share of Class A Common Stock at the option of the holder of the Class B Common  Stock.  All shares of Class B Common
Stock  shall  automatically  convert  to  shares  of Class A Common  Stock (on a share-for-share  basis,  subject to the adjustments) on the earliest record date for an annual meeting of the Company  shareholders on which the number of shares of Class B Common  Stock  outstanding  is less  than 1% of the  total  number of shares of Common  Stock  outstanding.  Shares of Class B Common Stock may not be transferred to third parties, except for transfers to certain family members and in other limited circumstances.

         Holders of Class A Common Stock are entitled to one vote for each share held of record,  and holders of Class B Common  Stock are  entitled to ten votes for each share held of record. The Class A Common Stock and Class B Common Stock vote  together  as a  single  class  on  all  matters  submitted  to a  vote  of shareholders.

         In May 1998,  the Company  closed an  offering  of 3,151  newly  issued shares of its Class A Common Stock for net proceeds of $42,498.

         In 1999,  the  Company  authorized  15 shares of Series M,  Redeemable,
Convertible  Preferred  Stock  ("Series M  Preferred  Stock").  In May 1999,  in
connection with the acquisition of Moreland Automotive Group, the Company issued
10.4 shares of Series M Preferred Stock. The Series M Preferred Stock votes with
Class A Common Stock on an as if converted  basis.  The Series M Preferred Stock is  convertible  into Class A Common  Stock at the option of the  Company at any time and at the option of the holder under limited  circumstances.  The Series M
Preferred  Stock is  redeemable  at the  option  of the  Company.  The  Series M
Preferred  Stock  converts  into Class A Common  Stock  based on a formula  that divides the average Class A Common Stock price for a certain  15-day period into one  thousand  and then  multiplies  by the number of Series M Preferred  Shares being  converted.  The  Series  M  Preferred  Stock  does  not  have a  dividend preference,  but  participates in any dividends on an as if converted basis. The
Series M Preferred Stock has a $1 per share liquidation preference.

         In the first quarter of 2000,  the Company issued 304 shares of Class A
Common  Stock and 4.5  shares of Series M  Preferred  Stock in order to  satisfy contingent payout requirements related to the Moreland acquisition.

(9)      INCOME TAXES

         Income tax expense for 2000, 1999 and 1998 was as follows:

        Year Ended December 31,                 2000           1999           1998
        -------------------------------       ----------     ----------     ----------
        Current:
           Federal                         $   12,705     $   10,382     $    5,387
           State                                2,194          1,979          1,041
                                              ----------     ----------     ----------
                                               14,899         12,361          6,428
                                              ----------     ----------     ----------
        Deferred:
           Federal                                328            411            436
           State                                   (5)           105            129
                                              ----------     ----------     ----------
                                                  323            516            565
                                              ----------     ----------     ----------
                  Total                    $   15,222     $   12,877     $    6,993
                                              ==========     ==========     ==========

                                      F-14

         Individually  significant  components  of the  deferred  tax assets and liabilities are presented below:

        December 31,                                       2000             1999
        -------------------------------------------     -----------      -----------
        Deferred tax assets:
           Allowance and accruals                    $     2,164      $     2,457
           Deferred revenue                                2,786            2,931
                                                        -----------      -----------
               Total deferred tax assets                   4,950            5,388
                                                        -----------      -----------

        Deferred tax liabilities:
           LIFO recapture and acquired LIFO
            inventories differences                       (7,555)          (8,657)
           Employee benefit plans                         (1,084)            (625)
           Goodwill                                       (4,544)          (2,797)
           Property and equipment, principally
            due to differences in depreciation            (1,300)          (2,106)
                                                        -----------      -----------
               Total deferred tax liabilities            (14,483)         (14,185)
                                                        -----------      -----------
                  Total                              $    (9,533)     $    (8,797)
                                                        ===========      ===========

         The  reconciliation  between amounts  computed using the federal income tax rate of 35% and the Company's  income tax expense for 2000, 1999 and 1998 is shown in the following tabulation.

    For the Year Ended December 31,                       2000         1999         1998
    ------------------------------------------------    ---------    ---------     --------
    Computed "expected" tax expense                  $   13,837   $   11,218    $   6,224
    State taxes, net of federal income tax benefit        1,464        1,311          751
    Nondeductible goodwill                                  443          261            -
    Other                                                  (522)          87           18
                                                        ---------    ---------     --------
    Income tax expense                               $   15,222   $   12,877    $   6,993
                                                        =========    =========     ========

(10)     COMMITMENTS AND CONTINGENCIES

         Recourse Paper
         --------------

         The Company is contingently  liable to banks for recourse paper assumed at the time of acquisition when the Company does a corporate purchase. Following the acquisition,  the Company does not enter into further recourse transactions.
The contingent  liability at December 31, 2000 and 1999 was  approximately  $907 and $3,421, respectively.

         The Company's  potential loss is limited to the difference  between the present value of the installment  contract at the date of the  repossession  and the  amount  for which  the  vehicle  is  resold.  Based  upon  historical  loss percentages,  an  estimated  loss  reserve of $540 and $668 is  reflected in the
Company's  consolidated  balance  sheets  as of  December  31,  2000  and  1999, respectively.  The reserves were  established as a purchase price  adjustment as the result of several acquisitions.

        Leases
        ------

         Substantially  all of the Company's  operations are conducted in leased facilities under noncancelable  operating leases. These leases expire at various dates through 2020.  Certain lease commitments are subject to escalation clauses of an amount  equal to the cost of living based on the  "Consumer  Price Index -
U.S. Cities Average - All Items for all Urban  Consumers"  published by the U.S.
Department of Labor.  The Company also leases  certain  equipment  under capital leases.

                                      F-15

         The minimum lease payments under the operating and capital leases after
December 31, 2000 are as follows:

         Year ending December 31,                           Operating         Capital
         -----------------------------------------------   -------------    -------------
         2001                                            $    12,618      $        99
         2002                                                 12,039               76
         2003                                                 11,230               54
         2004                                                 10,897                0
         2005                                                 10,495                0
         Thereafter                                           48,947                0
                                                           -------------    -------------
         Total minimum lease payments                    $   106,226              229
                                                           =============
         Less amounts representing interest                                       (22)
                                                                            -------------
         Present value of future minimum lease payments                   $       207
                                                                            =============

         Rental expense for all operating leases was $13,757,  $9,639 and $5,659 for the years ended December 31, 2000, 1999 and 1998, respectively.

         Capital Commitments
         -------------------

         At  December  31,  2000,   the  Company  had  capital   commitments  of
approximately $14,900 for the construction of six new dealership facilities,  of which  $14,200 is  anticipated  to be  incurred  through the end of 2001 and the balance in 2002. Approximately $2,700 has already been paid out of existing cash balances.  The Company expects to pay for the  construction out of existing cash balances until completion of the projects, at which time it anticipates securing long-term financing for 90% to 100% of the amounts from third party lenders.

         Litigation
         ----------

         The Company is involved in various claims and legal actions  arising in the ordinary  course of  business.  In the opinion of  management,  the ultimate disposition  of these  matters  will not have a material  adverse  effect on the
Company's financial position, results of operations or liquidity.

(11)     PROFIT SHARING PLAN

         The  Company  has  a  defined  contribution  plan  and  trust  covering substantially all full-time employees. The annual contribution to the plan is at the discretion of the Board of Directors of the Company.  Contributions of $166,
$591 and $285 were  recognized for the years ended  December 31, 2000,  1999 and
1998,  respectively.   Employees  may  contribute  to  the  plan  under  certain
circumstances.

(12)     STOCK INCENTIVE PLANS

         The Company's  1996 Stock  Incentive  Plan, as amended,  allows for the granting of up to 1,700  incentive and  nonqualified  stock options to officers, key employees and consultants of the Company and its subsidiaries. The Company's
Non-Discretionary  Stock Option Plan for  Non-Employee  Directors allows for the granting  of 15  shares.  The  plans  are  administered  by  the  Board  or by a
Compensation   Committee  of  the  Board  and  permits  accelerated  vesting  of outstanding  options upon the  occurrence  of certain  changes in control of the
Company.  Options become  exercisable  over a period of up to ten years from the date of grant and at exercise prices as determined by the Board. At December 31,
2000,  1,433 shares of Class A Common Stock were reserved for issuance under the plans, of which 227 shares were available for future grant.

                                      F-16

         Activity under the plans is as follows:

                                        Shares        Shares Subject     Weighted Average
                                      Available         to Options        Exercise Price
                                      for Grant
                                     -------------    ----------------   ------------------
Balances, December 31, 1997                201                433            $ 3.41
Additional shares reserved                 415                 -                 -
Options granted                           (155)               155             14.65
Options canceled                            34                (34)            16.22
Options exercised                            -                 (6)             3.02
                                     -------------    ----------------   ------------------
Balances, December 31, 1998                495                548              5.80
Additional shares reserved                 615                 -                 -
Options granted                           (257)               257             17.84
Options canceled                             9                 (9)            15.89
Options exercised                            -                (35)             3.98
                                     -------------    ----------------   ------------------
Balances, December 31, 1999                862                761              9.84
Options granted                           (708)               708             13.27
Options canceled                            73                (73)            14.05
Options exercised                           -                (190)             3.20
                                     -------------    ----------------   ------------------
Balances, December 31, 2000                227              1,206            $12.65
                                     =============    ================   ==================

         The Board of Directors  approved the issuance of non-qualified  options during 2000 to certain  members of senior  management  at an  exercise  price of
$1.00 per share.  These  options were issued with  five-year  cliff vesting as a means to  encourage  long-term  employment  from  certain  members of the senior management group. Compensation expense, which is equal to the difference between the market price and the exercise  price,  is  recognized  ratably in accordance with the vesting schedules.

         In 1998,  the Board of  Directors  of the Company and the  shareholders approved the  implementation  of an Employee  Stock Purchase Plan (the "Purchase
Plan"),  and reserved a total of 250 shares of Class A Common Stock for issuance under the Purchase Plan. In 2000, the  shareholders  approved an increase in the total number of shares of Class A Common Stock  reserved for issuance  under the
Purchase  Plan to 500  shares.  The  Purchase  Plan is intended to qualify as an
"Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of
1986,  as amended,  and is  administered  by the  Compensation  Committee of the
Board.  Eligible employees are entitled to invest up to 10 percent of their base pay for the purchase of stock. The purchase price for shares purchased under the
Purchase  Plan is 85  percent  of the  lesser  of the fair  market  value at the beginning or end of the purchase  period. A total of 134, 50 and 9 shares of the
Company's  Class A Common Stock were issued under the Purchase Plan during 2000,
1999 and 1998, respectively, and 307 remained available for issuance at December
31, 2000.

         During 1995, the Financial  Accounting Standards Board issued Statement
of  Financial   Accounting   Standards  No.  123  Accounting   for   Stock-Based
Compensation  (SFAS 123),  which defines a fair value based method of accounting for employee stock options and similar equity  instruments.  As permitted  under
SFAS 123,  the Company  has  elected to continue to account for its  stock-based compensation  plans under  Accounting  Principal Board Opinion No. 25 Accounting
for  Stock   Issued  to  Employees   (APB  25),  and  related   interpretations.
Accordingly,  no  compensation  expense has been  recognized for the Plan or the
Purchase Plan (collectively the "Plans").

                                      F-17

         The Company has computed,  for pro forma disclosure purposes, the value of options granted under the Plans, using the Black-Scholes option pricing model as prescribed by SFAS 123, using the weighted average  assumptions for grants as follows:

    For the Year Ended December 31,               2000           1999          1998
    ----------------------------------------   -----------    -----------   ------------

    Risk-free interest rate                         6.50%          5.50%          5.50%
    Expected dividend yield                         0.00%          0.00%          0.00%
    Expected lives                              7.0 years      7.0 years      6.7 years
    Expected volatility                            47.47%         49.91%         53.41%

         Using the Black-Scholes methodology, the total value of options granted during 2000, 1999 and 1998 was $6,486,  $2,910 and $1,119,  respectively,  which would be amortized on a pro forma basis over the vesting  period of the options, typically four to five years. The weighted average fair value of options granted during 2000, 1999 and 1998 was $7.79,  $9.17 and $8.61 per share,  respectively.
If the Company had accounted for its stock-based compensation plan in accordance with  SFAS 123,  the  Company's  net  income  and net  income  per  share  would approximate the pro forma disclosures below:

For the Year Ended
December 31,                      2000                     1999                     1998
----------------------    ---------------------    ----------------------   ---------------------
                          As          Pro Forma    As           Pro Forma   As           Pro
                          Reported                 Reported                 Reported      Forma
                          ---------   ---------    ---------    ---------   ---------    --------
Net income                $24,313     $22,028      $19,174      $17,965     $10,789      $10,227
Basic net income per
  share                     $1.95       $1.77        $1.72        $1.61       $1.18        $1.12
Diluted net income
  per share                 $1.76       $1.66        $1.60        $1.52       $1.14        $1.09

         The following table  summarizes  stock options  outstanding at December
31, 2000:

                      Options Outstanding                             Options Exercisable
----------------------------------------------------------------   ---------------------------
                                      Weighted
                                      Average        Weighted       Number of      Weighted
   Range of           Number         Remaining       Average          Shares       Average
   Exercise        Outstanding      Contractual      Exercise      Exercisable     Exercise
    Prices         at 12/31/00      Life (years)       Price       at 12/31/00       Price
---------------    -------------    -------------    -----------   -------------   -----------
      $    1.00          93             8.9            $ 1.00             18         $1.00
           3.02         150             3.3              3.02            103          3.02
  10.75 - 11.82         257             9.5             11.72             30         11.40
  12.68 - 14.32          49             7.8             13.46             18         13.21
  14.68 - 16.50         293             6.8             15.71             83         15.74
  16.75 - 18.43         273             8.1             16.99             13         16.81
  18.94 - 20.83          91             7.0             19.66             28         19.76
---------------    -------------    -------------    -----------   -------------   -----------
  $1.00 - 20.83       1,206             7.5            $12.65            293        $10.17
===============    =============    =============    ===========   =============   ===========

         At December 31, 1999 and 1998,  296 and 239 shares were  exercisable at weighted average exercise prices of $4.60 and $3.44, respectively.

                                      F-18

(13)     RELATED PARTY TRANSACTIONS

         Lithia Properties, LLC, owned certain of the real property on which the
Company's  business  is  located.  The  Company  owns a 20%  interest  in Lithia
Properties,  LLC.  The  Company  leased  such  facilities  under  various  lease agreements from Lithia  Properties,  LLC.  Selling,  general and  administrative expense  includes  rental  expense of $19,  $706 and $1,464 for the years  ended
December 31, 2000, 1999 and 1998, respectively relating to these properties.

         In June 1999, Lithia Properties, LLC completed its sale of certain real estate holdings in the Southern Oregon region to Capital  Automotive Real Estate
Investment Trust  ("Capital"),  an unrelated party, for $18,300.  As a result of this sale, the Company  received a distribution  for its portion of the realized gain, totaling  approximately  $1,246,  which is being realized ratably over the
12-year  life of the new lease.  The  Company now leases  such  properties  from
Capital for amounts that are not  materially  different  from the lease  amounts under the previous lease agreements.

         The Company provides  management  services to Lithia  Properties,  LLC.
Other  income  includes  management  fees of $1, $7 and $12 for the years  ended
December 31, 2000, 1999 and 1998, respectively.

         During 2000, 1999 and 1998,  Lithia Real Estate,  Inc. paid Mark DeBoer
Construction, Inc. $6,796, $2,649 and $314, respectively, for remodeling certain of the Company's  facilities.  These amounts included  $6,140,  $2,252 and $281,
respectively,   paid  for  subcontractors  and  materials,  $32,  $171  and  $7, respectively for permits,  licenses,  travel and various miscellaneous fees, and
$624, $226 and $26, respectively,  for contractor fees. The Company believes the amount paid is fair in comparison with fees negotiated  with  independent  third parties.

         In May 1999,  the Company  purchased  certain  dealerships  owned by W.
Douglas  Moreland for total  consideration of  approximately  $66,000,  at which time, Mr. Moreland  became a member of the Company's Board of Directors.  During the normal course of business,  these  dealerships  paid $2,848 and $672 in 2000 and 1999,  respectively,  to other  companies  owned by Mr. Moreland for vehicle purchases,  recourse paid to a financial lender and management fees. The Company also paid rental expense of $3,207 and $1,589 in 2000 and 1999, respectively, to other companies owned by Mr. Moreland.

         The terms of the acquisition  agreement with Mr. Moreland  provided for additional consideration to be paid if the acquired entity results of operations exceeded certain targeted levels in 1999. Targeted levels were set substantially above  the  historical  experience  of  the  acquired  entity  at  the  time  of acquisition.  Such additional  consideration was paid in cash and with shares of the Company's  stock and was recorded when earned in the fourth  quarter of 1999
as  additional  purchase  price.   Additional   consideration  totaled  $18,000,
including  $9,000 in cash,  $4,500 in Class A Common  Stock and $4,500 in stated
value Series M Restricted Preferred Stock with a fair value of $2,700.

                                      F-19

(14)     ACQUISITIONS

         The  Company  acquired  eight  dealerships   during  2000,  with  total
estimated 1999 revenues of  approximately  $254,000.  None of acquisitions  were individually  significant  and  all of  them  were  accounted  for  as  purchase transactions.

         Significant acquisitions in 1999 and 1998 were as follows:

         In May 1999,  the Company  acquired all of the stock of seven  commonly controlled  automotive  dealerships  constituting the Moreland  Automotive Group
("Moreland") for approximately  $19,689 in cash (which is net of $16,007 of cash acquired),  1,273 shares of the  Company's  Class A Common Stock with a value of approximately  $24,100 at the time of issuance,  and 10 shares of Lithia's newly created  Series M Preferred  Stock with a value of  approximately  $6,200 at the time of  issuance.  At  closing,  Moreland  had  approximately  $18,200  of used vehicles available for flooring under the Company's used vehicle line of credit, reducing  the net  investment  in the acquired  dealerships  by that amount to a
total  of  $47,800.   Based  on  the  Moreland  dealerships   achieving  certain
performance  targets  for  1999,  additional   consideration  totaling  $18,000,
including  $9,000 in cash,  $4,500 in Class A Common  Stock and $4,500 in stated
value Series M Preferred Stock with a fair value of $2,700 was paid and recorded as additional purchase price.

         In October 1998, the Company acquired the net assets of Camp Automotive for total  consideration  of  $11,535,  including  $8,000 in cash and  $3,535 of assumed debt.

         Unaudited pro forma results of operations  including  Camp  Automotive,
Inc. and Moreland Automotive are as follows. The results of operations for other acquisitions are not included in the unaudited pro forma information as they are not materially different from actual results of the Company.

    Year Ended December 31,                 1999           1998
    ---------------------------------    ------------   ------------
    Total revenues                        $1,409,404     $1,157,345
    Net income                                21,009         12,176
    Basic earnings per share                    1.81           1.17
    Diluted earnings per share                  1.65           1.07

         The unaudited pro forma results are not necessarily  indicative of what actually would have occurred had the acquisitions  been in effect for the entire periods  presented.  In addition,  they are not  intended to be a projection  of future results that may be achieved from the combined  operations.  The 1998 pro forma  results of  operations  include  bonuses  paid by Moreland to its owners.
Excluding such bonuses, which would not have been paid under Lithia's ownership, the acquisition would have been accretive to Lithia's 1998 earnings.

                                      F-20